As filed with the Securities and Exchange Commission on September 12, 2014
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

lululemon athletica inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-3842867
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1818 Cornwall Avenue
Vancouver, British Columbia
Canada V6J 1C7
(Address of principal executive offices)

lululemon athletica inc. 2014 Equity Incentive Plan
(Full title of the plan)

Laurent Potdevin
Chief Executive Officer
lululemon athletica inc.
1818 Cornwall Avenue
Vancouver, B.C., Canada V6J 1C7
(604) 732-6124
(Name, address and telephone
number, including area code, of agent for service)

With a copy to:

Michael Hutchings
DLA Piper LLP (US)
701 Fifth Avenue, Suite 7000
Seattle, Washington 98104
(206) 839-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☒	Accelerated Filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.005 per share (3)	15,000,000	$39.23	$588,450,000.00	$75,792.36
Common Stock, par value $0.005 per share (4)	1,154,000	n/a	n/a	n/a (5)

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional securities to be offered or issued from stock splits, stock dividends or similar transactions or pursuant to anti-dilution adjustments.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Securities Act Rules 457(c) and 457(h). The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices of the registrant’s shares of common stock on September 8, 2014, as reported on the Nasdaq Global Select Market.

(3) Represents shares of the registrant’s common stock issuable under the lululemon athletica inc. 2014 Equity Incentive Plan (the “2014 Plan”).

(4) Represents additional shares of the registrant’s common stock subject to outstanding awards granted under the lululemon athletica inc. 2007 Equity Incentive Plan (the “Predecessor Plan”) that may become available for reuse under the 2014 Plan upon expiration, termination, cancellation, forfeiture or repurchase of the subject awards following June 11, 2014, the effective date of the 2014 Plan, and that are eligible to be carried over to the 2014 Plan in accordance with its terms (the “Carry Forward Shares”). All of the Carry Forward Shares were registered pursuant to the registrant’s registration statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) (SEC File No. 333-145453). The Carry Forward Shares that may become issuable under the 2014 Plan are being carried forward to this Registration Statement pursuant to the General Instruction E of Form S-8.

(5) Pursuant to Rule 457(p) under the Securities Act, General Instruction E to Form S-8 and Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporate Finance of the SEC (July 1997), the registration fee previously paid with respect to the Carry Forward Shares is being carried forward to the registration of shares hereunder.

EXPLANATORY NOTE
This Registration Statement registers an aggregate 16,154,000 shares of common stock, par value $0.005 per share (“Common Stock”), of lululemon athletica inc. (the “Company”) that have been or may be issued and sold under the 2014 Plan. The number of shares registered hereby is the sum of: (a) 15,000,000 shares of newly reserved Common Stock and (b) the Carry Forward Shares, meaning up to 1,154,000 shares of Common Stock subject to outstanding awards under the Predecessor Plan that may become available for reuse following June 11, 2014 in accordance with the provisions of the 2014 Plan.
The Carry Forward Shares were registered pursuant to the Company’s Registration Statement on Form S-8 (SEC File No. 333-145453) (the “Predecessor Plan Registration Statement”). Concurrent with this Registration Statement, the Company is filing Post-Effective Amendment No. 1 to the Predecessor Plan Registration Statement to deregister the shares of Common Stock previously registered for offer and sale under the Predecessor Plan and remaining available for future issuance under the Predecessor Plan. The Company hereby carries forward and reallocates the Carry Forward Shares from the Predecessor Plan Registration Statement to this Registration Statement when such shares become available for issuance under the 2014 Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The document(s) containing the information specified in Part I will be sent or given to participants in the 2014 Plan as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference
The Company hereby incorporates by reference in this Registration Statement the following documents:
(a)    The Company’s annual report on Form 10‑K filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited financial statements for the Company’s fiscal year ended February 2, 2014 (the “Annual Report”), as filed with the Commission on March 27, 2014.
(b)    All other reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the Annual Report.
(c)    The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A, filed pursuant to Section 12 of the Exchange Act, as filed with the Commissions on April 5, 1999, including any amendment or report filed for the purpose of updating such description.
All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.
Item 4.     Description of Securities.
Not applicable.

Item 5.     Interests of Named Experts and Counsel.
Not applicable.
Item 6.     Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.
As permitted by the Delaware General Corporation Law, the Company’s certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
The Company’s bylaws provide that it shall indemnify any person against expenses (including attorney’s fees, judgments, fines or amounts paid in settlement) actually and reasonably incurred by such person in any action, suit or proceeding, whether, civil, criminal, administrative or investigative, by reason of the fact that he or she was a director, officer, employee or agent of the Company or was serving at the request of the Company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.
The Company’s bylaws also provide that it may pay expenses for its directors and officers in advance of the final disposition of any action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized in the bylaws, and authorize the Company to indemnify any of its employees or agents and authorize the Company to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her action in that capacity, whether or not the Company would have the power to indemnify him or her against such liability under the Company’s bylaws, and that the rights conferred in the restated bylaws are not exclusive.
The Company has entered into indemnification agreements with each of its directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our certificate of incorporation and to provide additional procedural protections. The Company also intends to enter into indemnification agreements with any new directors and executive officers in the future.
The indemnification provisions in the Company’s certificate of incorporation, the Company’s bylaws and the indemnification agreements entered into between the Company and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Company’s directors and executive officers for liabilities arising under the Securities Act.
Item 7.     Exemption from Registration Claimed.
Not applicable.
Item 8.    Exhibits
See Exhibit Index.
Item 9.    Undertakings.
A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.
Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada, on September 12, 2014.

LULULEMON ATHLETICA INC.

By:	/s/ JOHN E. CURRIE
John E. Currie
Chief Financial Officer
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Laurent Potdevin and John E. Currie, each of them acting individually, as his or her attorney-in-fact, with the full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming our signatures as they may be signed by our said attorney-in-fact and any and all amendments to this Registration Statement on Form S-8.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ LAURENT POTDEVIN	Chief Executive Officer and Director	September 12, 2014
Laurent Potdevin	(Principal Executive Officer)

/s/ JOHN E. CURRIE	Chief Financial Officer (Principal	September 12, 2014
John E. Currie	Financial and Accounting Officer)

/s/ MICHAEL CASEY	Director, co-Chairman of the Board	September 12, 2014
Michael Casey

/s/ DAVID M. MUSSAFER	Director, co-Chairman of the Board	September 12, 2014
David M. Mussafer

/s/ ROBERT BENSOUSSAN	Director	September 12, 2014
Robert Bensoussan

/s/ STEVEN J. COLLINS	Director	September 12, 2014
Steven J. Collins

/s/ ROANN COSTIN	Director	September 12, 2014
RoAnn Costin

/s/ WILLIAM GLENN	Director	September 12, 2014
William Glenn

/s/ MARTHA A.M. MORFITT	Director	September 12, 2014
Martha A.M. Morfitt

/s/ RHODA M. PITCHER	Director	September 12, 2014
Rhoda M. Pitcher

/s/ THOMAS G. STEMBERG	Director	September 12, 2014
Thomas G. Stemberg

/s/ EMILY WHITE	Director	September 12, 2014
Emily White

/s/ DENNIS J. WILSON	Director	September 12, 2014
Dennis J. Wilson

EXHIBIT INDEX

Exhibit No.	Exhibit Title	Filed Herewith	Form	Exhibit No.	File No.	Filing Date

4.1	Amended and Restated Certificate of Incorporation of lululemon athletica inc.		8-K	3.1	001-33608	08/08/2007

4.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of lululemon athletica inc.		8-K	3.1	001-33608	07/01/2011

4.3	Third Amended and Restated Bylaws of lululemon athletica inc.		8-K	3.1	001-33608	03/31/2009

5	Opinion of DLA Piper LLP (US)	X

10	lululemon athletica inc. 2014 Equity Incentive Plan		8-K	10.1	001-33608	06/13/2014

23.1	Consent of PricewaterhouseCoopers LLP	X

23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5)	X

24	Power of Attorney (included on signature page)	X